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                                                                    Exhibit 99.1



(SPHERION LOGO)


                        Investor Contact:      Teri Miller
                                               (954) 351-8216


                        Media Contact:         Tricia Chamberlain
FOR IMMEDIATE RELEASE                          (954) 489-6178



                    MICHAEL PAGE IPO OF SHARES PRICED AT 175P

         FT. LAUDERDALE, Fla., March 28, 2001 -- Spherion Corporation (NYSE:
SFN) today announced the final pricing of the Michael Page International plc initial public offering. Shares offered in this transaction will be priced at 175p per ordinary share, valuing Michael Page at (pound)656 million (US $938 million, based on an exchange rate of US$1.43=(pound)1).

         Spherion offered 375 million ordinary shares, or 100% of its interest in Michael Page, in the transaction, including 12.3% of the ordinary shares granted to underwriters in an over-allotment option and the remaining 6% of ordinary shares to certain senior executives of Michael Page, subject to terms of a restricted share plan.

         Trading of Michael Page shares will begin on a conditional basis on March 28, 2001. Admission and unconditional trading on the London Stock Exchange is expected to begin on April 2, 2001, completing the transaction.

         Ray Marcy, chairman, president and CEO of Spherion commented, "We are pleased with the completion of the transaction and pricing of the shares of Michael Page given recent market conditions. Spherion is now in position to substantially reduce its debt and have significant cash reserves, allowing the Company flexibility in an uncertain U.S. economic environment."

         The sale of Michael Page will allow Spherion to more exclusively focus on the development of its human capital model under the Spherion brand. Based on the pricing of the shares of Michael Page and assuming the exercise of the over-allotment option, Spherion expects to receive



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approximately $710 million of cash proceeds, net of taxes and expenses. In addition, the Company will recognize a net, after-tax gain on the sale of Michael Page between $280-290 million, to be recorded in the second quarter of 2001. Information related to the historical financial performance of Spherion, excluding the operations of Michael Page, is available on the Investor Relations section of the Company's web site at WWW.SPHERION.COM.

         As previously stated, Spherion expects to give additional guidance on first quarter 2001 revenue and earnings per share, no later than April 15, 2001.

         Spherion Corporation is a human capital management company, founded in 1946 with company headquarters in Ft. Lauderdale, Florida. As workforce architects, Spherion helps companies efficiently deploy human capital to improve their bottom line. Unlike any other company, Spherion offers a unique model of consulting, diagnosing and implementing solutions in the areas of staffing, recruiting, technology and outsourcing. Visit the Company's web site at WWW.SPHERION.COM.

         THIS RELEASE CONTAINS STATEMENTS THAT ARE FORWARD LOOKING IN NATURE AND, ACCORDINGLY, ARE SUBJECT TO RISKS AND UNCERTAINTIES. FACTORS THAT COULD CAUSE FUTURE RESULTS TO DIFFER FROM CURRENT EXPECTATIONS INCLUDE RISKS ASSOCIATED WITH ACQUISITIONS, COMPETITION, CHANGING MARKET AND ECONOMIC CONDITIONS, CURRENCY FLUCTUATIONS AND ADDITIONAL FACTORS DISCUSSED IN THIS RELEASE AND IN SPHERION'S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION. THE COMPANY'S ACTUAL RESULTS MAY DIFFER MATERIALLY FROM ANY PROJECTIONS CONTAINED IN THIS RELEASE.

         THIS ANNOUNCEMENT IS NOT AN OFFER OF SECURITIES FOR SALE IN THE UNITED STATES. THE SHARES OF MICHAEL PAGE INTERNATIONAL PLC ARE NOT BEING REGISTERED UNDER THE SECURITIES ACT OF 1933 AS AMENDED (THE "SECURITIES ACT") AND MAY NOT BE OFFERED OR SOLD IN THE UNITED STATES UNLESS REGISTERED UNDER THE SECURITIES ACT OR PURSUANT TO AN EXEMPTION FROM SUCH REGISTRATION.




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